Exhibit 99.1

Empire Signs Joint Venture and Financing Agreements with a London Based AIM Listed Company TXO Plc and Smart Win Legal Update

LEAWOOD, Kan., Tuesday, September 6, 2011 /PRNewswire-First Call/ -- Empire Energy Corporation International (Empire) (Pink Sheets: EEGC.pk - News) and its wholly owned subsidiary, Great South Land Minerals Ltd (GSLM) announced today that Empire and a London based company, TXO Plc, an AIM listed company on the London Stock Exchange, have concluded negotiation of the terms of a Joint Venture and Administration Agreement (JVA) for the proposed drilling of Bellevue and Thunderbolt oil wells in Tasmania Australia.  Further, Empire has provided TXO Plc with an option to invest up to $5 million via a convertible loan instrument, in exchange for a 49% interest in Empire’s Tasmanian exploration license, announced June 3, 2011, of which $100,000 has been advanced.

TXO Plc has been granted a further option by Empire to provide another convertible loan debt facility for $1,500,000 to meet Empire’s short term funding requirements and may extinguish up to approximately $2,680,000 of Empire’s debt.  This option may be converted at the election of TXO Plc to no more than 19.9% of Empire’s share capital post recapitalization.  TXO Plc has provided a $50,000 advance on this debt facility. In addition to other obligations, these funds are expected to allow us to complete our audit for the year ended December 31, 2010 and therefore to file our 10K and interim quarterly reports on Form 10Q.

The parties to the Agreement plan to drill both giant domal seismically defined targets this spring and summer, provided that all necessary permits can be obtained from local Tasmanian authorities as requested.

Following the announcement June 3, 2011, Empire confirms receipt of positive news that the Smart Win International motion for summary judgment and the motion to dismiss Empire’s counterclaims against Smart Win, which allege significant damages in excess of $1 billion on behalf of Empire against Smart Win in the Supreme Court of New York, was denied and the court ordered that SmartWin submit themselves to discovery in the US. Empire will now pursue its remedies and defenses aggressively in the New York courts with the assistance of attorney Paul Batista.  Empire, mindful of the need to conserve finances for drilling, has also sold the rights to 50% of the proceeds of the Smart Win action in return for an obligation to fund, up to a certain level, the costs of this action, relieving Empire of the stress of funding the ongoing case.

On August 30, 2011, Empire Energy Corporation International filed an action in the United States District Court for the Southern District of New York against Noble Trenham, Diane Lawton, Smart Win International, LLC, and others alleging violations of the federal securities laws.  More specifically, the defendants are alleged to have violated the proxy solicitation and tender offer laws and regulations under the Securities Exchange Act of 1934.  The action seeks injunctive relief enjoining the defendants from attempting to seize control of Empire and remove its management through illegal proxy solicitations and offers to purchase Empire securities.  In addition to injunctive relief, the action seeks in excess of $1 billion in damages.

Empire Energy Corporation is an international oil and gas exploration company, focusing on developing assets in one of the world's last virgin basins and to become a leading low-cost finder of hydrocarbons. The Company is currently operating in Tasmania's central and northern basins.

This press release contains forward-looking statements based on our current expectations about our company and our industry. You can identify these forward- looking statements when you see us using the words such as "expect," "anticipate," "estimate," "believes," "plans" and other similar expressions. These forward- looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empire's ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements. For a more detailed discussion of risks and other factors related to Empire Energy Corporation International, please refer to 10-K and 10-Q reports filed with the U.S. Securities and Exchange Commission.

Contact:  Malcolm Bendall

913-663-2310